Exhibit 10.6

Amendment dated September 8, 2005 to the Amended and Restated Employment Agreement, made as of August 1, 2004 between News America Incorporated (the “Company”) and Peter Chernin (the “Employment Agreement”).

WHEREAS, the Employment Agreement was amended effective as of August 15, 2005 and the parties desire to again amend the Employment Agreement;

WHEREAS, the parties wish to change the manner in which increases and decreases to the “Savings Account” described in Section 5(c) of the Employment Agreement are calculated;

WHEREAS, the Company wishes to enter into a trust agreement to assist it in meeting its obligations under Section 5(c) of the Employment Agreement;

NOW, THEREFORE, the parties agree as follows:

1. Section 5(c) of the Employment Agreement is amended and restated in its entirety to read as follows:

(c) Savings Account. In addition to any pension benefits set forth in Sections 5(a) and 5(b), the Executive shall be credited with the amounts set forth in this Section 5(c). On the first day of each month commencing during the Term, an account maintained for the benefit of the Executive will be credited with an amount equal to $358,334, and such amounts shall be increased or decreased as follows:

(i) for the period from the Effective Date through the Funding Date (as hereinafter defined) such amounts shall be increased or decreased by the same investment experience as if all contributions to such account had been invested in the identical manner as the Executive’s account under the Company’s qualified 401(k) plan is invested from time to time; and

(ii) after the Funding Date, until the date on which the amounts under this Section 5(c) are distributed to the Executive, such amounts shall be increased or decreased in accordance with the actual investment performance of the assets in a grantor trust formed to hold the amounts described in this Section 5(c) (the “Trust”). To assist the Company in meeting its obligations under the Agreement, the Company shall, on the Funding Date, contribute cash equal to the amounts credited, prior to the Funding Date, to the Participant’s account under this Section 5(c), as adjusted pursuant this Section 5(c)(i), and shall on the first day of each month thereafter remaining in the Term, contribute $358,334 to the Trust. “Funding Date” shall mean the date on which the Company transfers an amount equal to the amount described in Subsection (c)(i) to the Trust.

The Executive’s account as adjusted pursuant to this Section 5(c)(i) and (ii), shall be referred to as the “Savings Account”. The Savings Account shall be fully vested at all times and shall be paid in cash in a lump sum to the Executive, in cash or in kind, upon the Executive’s termination of employment, but in no event sooner than the first date on which such distribution may be made without incurring any taxes under the provisions of Section 409A of the “Code” (as defined in Section 9). This Section 5(c) is not intended to provide the Executive with rights greater than that of an unsecured general creditor of the Company or to cause the Trust be a funded arrangement for purposes of the Code or the Employee Retirement Income Security Act of 1974, as amended.

2. This Amendment may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original Amendment, but all such counterparts shall together constitute one and the same instrument.

3. This Amendment shall remain in full force and effect for the Term of the Employment Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Employment Agreement, effective as of the day and the year first set forth above.

NEWS AMERICA INCORPORATED

By:	/S/ LAWRENCE A. JACOBS
Title:	Lawrence A. Jacobs Senior Executive Vice President

/S/ PETER CHERNIN
Peter Chernin